EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

          We consent to the use in this Registration Statement of Alliant Techsystems, Inc. on Form S-3 of our report dated May 9, 2001 (August 6, 2001 as to the second to last paragraph of Note 18 and Note 19) (November 12, 2001 as to Note 17, the first and last paragraphs of Note 18, and as to the effects of the stock split described in Note 1), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Minneapolis, MN
November 12, 2001